Exhibit 5.2

CONSENT OF EXPERT

October 24, 2025

Anfield Energy Inc.

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Anfield Energy Inc.

I, Douglas L. Beahm, Chief Operating Officer of Anfield Energy Inc. (the “Company”), do hereby consent to (i) the written disclosure regarding:

●	the technical report entitled “US DOE Uranium/Vanadium Leases JD-6, JD-7, JD-8, and JD-9 Montrose County, Colorado, USA” and dated April 10, 2022;
●

2023 combined Velvet-Wood Project and Slick Rock Project PEA entitled “The Shootaring Canyon Mill and Velvet Wood and Slick Rock Uranium Projects, Preliminary Economic Assessment” and dated May 6, 2023;

●	the scientific and technical information with the Company’s the annual information form of the Company dated July 15, 2025 for the fiscal year ended December 31, 2024;
●

the scientific and technical disclosure, relating to the Newsboy Gold Project in the (a) the management’s discussion and analysis of the results of operations and financial condition of the Company for the fiscal year ended December 31, 2024 and (b) the management’s discussion and analysis of the results of operations and financial condition of the Company for the six months ended June 30, 2025; and

●	other information pertaining to these projects

and (ii) the references to the undersigned’s name (a) in connection with the preparation and review of the aforementioned scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (b) under the caption “Interests of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement on Form F-10 being filed by Anfield Energy Inc. with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.